Exhibit 10.3

RETENTION INCENTIVE AGREEMENT

THIS RETENTION INCENTIVE AGREEMENT (the “Agreement”) is entered into as of this 30th day of June, 2005, effective for all purposes as of March 1, 2005 (the “Effective Date”) by and between INEI Corporation, a Delaware corporation (the “Company”), and Robert F. Hartman (the “Executive”).

WHEREAS, pursuant to an Asset Purchase Agreement dated June 18, 2003 (the “Asset Purchase Agreement”), the Company has sold substantially all of its operating assets (the “Sale Transaction”) to Insituform Technologies, Inc. (“ITI”); and

WHEREAS, pursuant to a Contract of Sale Agreement effective July 24, 2003, as amended, the Company has subsequently sold substantially all of its material real property (the “Bohrer’s Nest Sale Transaction”) to Bohrer’s Nest LLC, an affiliate of Atlantic Transportation Equipment, Ltd (which, together with Bohrer’s Nest LLC, are referred to as “ATEL”); and

WHEREAS, the Company has dissolved and is in the process of winding up; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that retaining the services of the Executive is critical to the successful liquidation of the Company and to its final winding-up, including resolving any claims, including any claims that ATEL has or may make against the Company with respect to the Bohrer’s Nest Sale Transaction; and

WHEREAS, the Board and the Executive desire to enter into a written agreement which sets forth the mutually agreeable terms and conditions upon which the Executive will be eligible to receive ongoing base salary, a stay bonus and severance benefits.

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned parties, intending to be legally bound, agree as follows:

1. Recitals. The foregoing recitals are incorporated herein and made a substantive part of this Agreement.

2. Term. The term of this Agreement shall commence as of the Effective Date and shall continue through June 30, 2007, that is, the date that is three (3) years following the effective date of the Company’s dissolution on June 30, 2004 or, if earlier, through the date that the Board authorizes a final liquidating distribution to the Company’s stockholders or to a liquidating trust (the “Term”).

3. Duties of the Executive. The Executive hereby agrees that during the Term of this Agreement his duties shall be as follows:

A. To take all necessary actions to evaluate and resolve any and all claims made against the Company, including potential claims with respect to the Bohrer’s Nest Sale Transaction, or with respect to any of the Company’s assets or obligations, or with respect to any of its employees or agents;

B. To see to the sale or liquidation of all of the Company’s remaining assets; and

C. To take all other actions as are needed to complete the orderly liquidation and wind up of the Company.

4. Retention Incentives. In consideration for the Executive’s commitment to remain in the employ of the Company and to perform the duties set forth in Section 3 hereof, but subject to Section 8 and Section 9 hereof, and except as provided in Section 5 hereof, the Company shall pay the Executive the following:

A. For the seven (7) month period beginning March 1, 2005 and ending September 30, 2005, a monthly salary of Nine Thousand Three Hundred Thirty-three Dollars ($9,333) and, thereafter, until December 31, 2005, a monthly salary of Four Thousand One Hundred Sixty-six Dollars ($4,166) (this latter amount, the “Reduced Monthly Salary”);

B. A bonus of Fifty Thousand Dollars ($50,000) (the “Stay Bonus”), payable in a lump sum eight (8) days after the Executive executes the Release of Employment Claims within the time period provided for under Section 9A hereof without revocation;

C. The continuation, through December 31, 2005, or if this Agreement shall terminate prior to December 31, 2005, until the Termination Date (as defined in Section 5 hereof), of the health, life and disability insurance benefits that were provided by the Company to the Executive as of the Effective Date (the “Welfare Benefits”); provided, that if during such period the Company ceases to provide any of the Welfare Benefits, in lieu of such discontinued Welfare Benefits, the Company shall make the Benefit Payments described under Section 10 hereof; and

D. A lump-sum payment of One Hundred Twelve Thousand Dollars ($112,000) (the “Severance Payment”), payable on the earlier of January 1, 2006 or the Termination Date.

5. Termination. This Agreement may be terminated prior to the end of the Term (which earlier termination date is referred to under this Agreement as the “Termination Date”) as follows:

A. Either the Board or the Executive may terminate this Agreement at any time upon written notice to the other; provided, that if the Board terminates this Agreement for Cause, the notice to the Executive shall specify the grounds constituting Cause.

B. This Agreement shall automatically terminate upon the death of the Executive.

C. At the election of the Board, this Agreement may be terminated upon the Total Disability of the Executive, by written notice to the Executive.

D. In the event that the Company terminates this Agreement for Cause, or in the event that the Executive terminates this Agreement:

(i) As of the Termination Date, all remaining salary payments, if any, shall cease and, subject to any statutory continuation rights, all Welfare Benefits (and to the extent applicable, Benefit Payments) shall cease; and

(ii) The Executive shall not be entitled to the Stay Bonus or the Severance Payment.

E. In the event that the Board terminates this Agreement without Cause:

(i) As of the Termination Date, all remaining salary payments, if any, shall cease and, subject to any statutory continuation rights, all Welfare Benefits (and to the extent applicable, Benefit Payments) shall cease; and

(ii) Subject to the execution by the Executive of the Release of Employment Claims within the time period provided for under Section 9B hereof without revocation, and subject to Section 8B hereof, the Executive shall be paid the Stay Bonus and the Severance Payment.

F. In the event that this Agreement is terminated as a result of the death or Total Disability of the Executive:

(i) As of the Termination Date, all remaining salary payments, if any, shall cease and, subject to any statutory continuation rights, all Welfare Benefits (and to the extent applicable, Benefit Payments) shall cease;

(ii) The Executive shall not be entitled to the Stay Bonus; but

(iii) Subject to the execution by the Executive of the Release of Employment Claims within the time period provided for under Section 9B hereof without revocation, and subject to Section 8B hereof, the Executive shall be paid the Severance Payment eight (8) days after he executes the Release of Employment Claims without revocation; provided, that in the event of the death of the Executive, the Severance Payment shall be paid to the Executive’s estate eight (8) days after the executor of his estate executes a Release of Employment Claims in substantially the same form as the Release of Employment Claims attached hereto as Exhibit A and made a part hereof, without revocation, within the time period provided for under Section 9B hereof or sixty (60) calendar days after the death of the Executive, whichever is longer.

6. Definition of Cause. For purposes of this Agreement, “Cause” shall mean (i) the Executive’s conviction or the entering of a plea of guilty or nolo contendere by the Executive to any felony or any crime involving moral turpitude; (ii) dishonesty or other willful misconduct on the part of the Executive that is materially harmful to the Company; (iii) the failure of the Executive, within ten (10) days after receipt by the Executive of written notice from the Board, to comply with lawful and reasonable instructions of the Board; or (iv) the failure of the Executive to perform the duties specified in Section 3 hereof in any material respect, other than as a result of illness or other disability, following written notice thereof from the Board and ten (10) days’ opportunity to cure such failure.

7. Definition of Total Disability. For purposes hereof, “Total Disability” shall mean the inability of the Executive to perform the duties set forth in Section 3 hereof by reason of any physical or mental impairment, as determined by a physician or other appropriate medical evidence acceptable to the Board, which continues for sixty (60) substantially consecutive days. The Executive agrees to submit to reasonable examination and/or provide other satisfactory proof of disability as the Board may request.

8. Nonsolicitation and Noncompetition.

A. The Executive covenants and agrees that through the date that is three (3) years following the effective date of the Company’s dissolution, the Executive shall not, directly or indirectly:

(i) Solicit or encourage any Person to cease doing business with ITI or any Affiliate of ITI or solicit or encourage any employee of ITI or of any Affiliate of ITI to cease being an employee of ITI or such Affiliate; provided, that for purposes of the foregoing “Person” and “Affiliate” shall have the meanings set forth under the Asset Purchase Agreement; and

(ii) Engage in any activity which would constitute a violation of Section 8.2(e) of the Asset Purchase Agreement, if the Company were to engage in such activity.

B. In the event that the Executive breaches any of his material covenants and agreements under Section 8A hereof, and after notice fails to cure any such breach within five (5) business days, then in addition to, and not in lieu of, any and all other remedies that may be available to the Company with respect to such breach, the Executive shall not be entitled to the Stay Bonus or the Severance Payment.

C. The Executive has carefully read the provisions of this Section 8 and (i) understands and acknowledges that such provisions are a material inducement on the part of the Company to pay the Stay Bonus and the Severance Payment, and (ii) agrees that the restrictions set forth in this Section 8 are reasonable and reasonably required for the protection of the Company and its stockholders.

D. The provisions of this Section 8 shall survive the expiration of the Term of this Agreement or its earlier termination.

9. Release.

A. The Executive agrees that as a condition of receiving the Stay Bonus pursuant to Section 4B hereof, no later than ten (10) days after the last day of the Term of this Agreement, he shall execute the Release of Employment Claims, attached hereto as Exhibit A and made a part hereof.

B. The Executive agrees that as a condition of receiving the Stay Bonus or receiving the Severance Payment, pursuant to Section 5E (ii) hereof or Section 5F (iii) hereof, no later than ten (10) days after the Termination Date, the Executive (or, in the event of the death of the Executive, the executor of the Executive’s estate) shall execute the Release of Employment Claims, attached hereto as Exhibit A and made a part hereof.

10. Payments for Welfare Benefits. If during the period that the Welfare Benefits are to be provided to the Executive pursuant to Section 4C hereof, the Company ceases to continue to provide any such Welfare Benefits directly to the Executive through group insurance contracts, in lieu of such discontinued Welfare Benefits, the Company shall make a monthly payment, for the remainder of such period, if any, equal to the monthly cost to the Company, as of the Effective Date, of providing such Welfare Benefits. Such monthly payment shall be made to such alternative Welfare Benefits provider or providers as may be designated by the Executive in writing to the Company.

11. Obligations To Be Unsecured. The Company and the Executive understand and agree that the Company’s obligations under this Agreement shall not be secured in any manner and that the Executive’s rights hereunder shall be treated in the same manner as the rights of any other unsecured creditor of the Company. Accordingly, the Company shall not be required to reserve or otherwise set aside, physically or legally, any funds for the payment of its obligations hereunder. Neither the Executive, nor any other person shall be deemed to have any property interest, legal or equitable, in any specific asset of the Company as a result of entering into this Agreement and, to the extent that any person acquires any rights to receive payment under the provisions of this Agreement, such rights shall be no greater than, nor shall they have any preference or priority over, the rights of any unsecured creditor of the Company.

12. Non-Alienation Provision. Neither the Executive nor any other person or persons who may become entitled to payment of any amount under this Agreement shall have any right to anticipate, commute, pledge, encumber, alienate, sell, transfer, assign or otherwise dispose of the right to receive payments hereunder, all of which payments and the rights thereto are expressly hereby declared to be non-assignable and not subject to the debts, contracts, liabilities, engagements or torts of the Executive or such persons.

13. Withholding of Taxes. The Company shall have the right to withhold from all amounts payable pursuant to this Agreement any Federal, state, local or other taxes of any kind required by law to be withheld.

14. Right of Set-Off. By execution of this Agreement, the Executive consents to a deduction from any amounts the Company may owe the Executive pursuant to this Agreement, any and all amounts owed by the Executive to the Company at the time that payment from the Company to the Executive is due.

15. No Employment Rights. This Agreement shall not constitute an agreement of employment and does not give the Executive the right to continue in the employ of the Company or otherwise interfere with the right of the Company to terminate the employment of the Executive at any time

16. Delegation to Special Committee. The Board may delegate, to a Special Committee of the Board comprised of disinterested Directors, the authority to take any action or make any decision that may be taken or made by the Board under this Agreement.

17. Amendments. This Agreement shall not be amended, modified or terminated otherwise than by a written agreement executed by the parties hereto or their respective successors, assigns and legal representatives.

18. Notice. All notices and other communications hereunder shall be in writing and shall either be hand delivered, with receipt therefor, or sent by Federal Express or other nationally recognized courier, or by certified or registered mail, postage prepaid, return receipt requested, to the Executive at his most recent address shown on the Company’s records and to the Executive’s counsel, and to the Company or the Board, at the Company’s principal office. A notice that is sent by Federal Express or other nationally recognized courier or that is sent by certified or registered mail will be deemed given on the earlier of the date the notice is received by the addressee or five (5) business days after the date the notice is delivered to the designated address. Either party may change the address to which notices or other communications are to be delivered to them hereunder by giving written notice to the other party as provided in this paragraph.

19. Headings. Section headings and numbers have been inserted for convenience of reference only and in no way define or limit the scope or content of this Agreement or in any way affect the interpretation of its provisions.

20. Entire Agreement. This Agreement contains all of the terms and conditions agreed upon by the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements and communications between the parties concerning such subject matter whether oral or written.

21. Applicable Law; Prevailing Party.

A. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

B. The prevailing party in any legal action arising out of this Agreement shall be entitled to recover from the other party his (or its) court costs and reasonable attorneys’ fees and expenses incurred in connection with the prosecution and/or defense of such action.

22. Severability. The provisions of this Agreement shall be deemed severable, and the invalidity of any portion hereof shall not affect the validity of the remainder thereof.

23. Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, legatees, beneficiaries, personal representatives and other legal representatives, successors and assigns.

ATTEST:	INEI CORPORATION, a Delaware corporation

	By:	/s/ Robert W. Erikson
	Print Name:	Robert W. Erikson
[Corporate Seal]	Print Title:	President

WITNESS:	EXECUTIVE

/s/ Robert F. Hartman
Robert F. Hartman

EXHIBIT A

THIS RELEASE OF EMPLOYMENT CLAIMS (this “Release”) is being executed by Robert F. Hartman (the “Executive”), for and in consideration of the amounts payable under the Retention Incentive Agreement entered into effective as of March 1, 2005 (the “Agreement”) between him and INEI Corporation (the “Company”), of which this Release has been made a part, and for other good and sufficient consideration, receipt of which is hereby acknowledged.

The Executive, on behalf of himself and his agents, heirs, executors, administrators, successors and assigns, hereby releases and forever discharges the Company, and any and all of the affiliates, stockholders, officers, directors, employees, agents, counsel, and successors and assigns of the Company, from and against any and all actions, causes of action, claims, suits, debts, damages, judgments, and demands whatsoever, which he now has or may have had against any one or more of them for any reason whatsoever, in law or in equity, under federal, state or other law, whether the same be upon statutory claim, contract, tort or other basis, arising from or relating to his employment with the Company, or the termination of his employment from the Company, including without limitation any and all claims relating to any Company employment contract, severance agreement (including, without limitation, the Severance Agreement to which the Company and the Executive are parties, dated as of April 13, 2001), or any stock option plan or agreement, any employment statute or regulation, or any employment discrimination law, including but not limited to the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Civil Rights Act of 1866, the Equal Pay Act of 1963, as amended, all state and local laws, regulations and ordinances prohibiting discrimination in employment, and other laws and regulations relating to employment, including but not limited to the Employee Retirement Income Security Act of 1974, as amended. The Executive agrees, without limiting the generality of the above Release, not to file any claim or lawsuit seeking damages or other relief and asserting any claims that are lawfully released in this Paragraph. The Executive further hereby irrevocably and unconditionally waives any and all rights to recover any relief and damages concerning the claims that are lawfully released in this Paragraph. The Executive represents and warrants that he has not previously filed or joined in any such claims against the Company or any of its affiliates or subsidiaries, and that he has not given or sold any portion of any claims released herein to anyone else, and that he will indemnify and hold harmless the persons and entities released herein from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred as a result of any such assignment or transfer.

The Executive agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. The Executive acknowledges that he has read and understands the foregoing Release and executes it voluntarily and without coercion. He further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this Release, and that he has had more than twenty-one (21) days within which to consider this Release. The Executive understands that he has seven (7) days following his execution of this Release to revoke it in writing, and that this Release is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be received by the Board, at the principal office of the Company, no later than 11:59 p.m. on the seventh calendar day after the date on which the Executive has signed this Release. The Executive expressly agrees that, in the event he revokes this Release, the Company shall not be obligated to pay him the Stay Bonus or the Severance Pay, as such terms are defined in Section 4 of the Agreement.

Notwithstanding any other provision of this Release to the contrary or potentially interpretable to the contrary, it is expressly agreed and understood that the Executive is not releasing hereunder any rights or potential claims for indemnification or advancement as otherwise available to the Executive as an officer, director, agent or in any other capacity.

Date	Robert F. Hartman